Exhibit 15.1

October 27, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Registration Statements on Form S-8 (No. 333-160994, No. 333-153151, No. 333-142199, No. 333-142202, No. 333-127223, No. 333-51418, No. 333-49392, No. 333-47194, No. 333-47665, No. 333-47667, No. 033-52387, No. 033-65932, No. 033-65930 and No. 033-28534).

Commissioners:

We are aware that our reports dated October 27, 2010 on our review of interim financial information of AllianceBernstein Holding L.P. (the “Company”) and AllianceBernstein L.P. for the three-month and nine-month periods ended September 30, 2010 and 2009 and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2010 are incorporated by reference in its Registration Statements referred to above.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
New York, New York